Exhibit 5

[Letterhead of Hogan Lovells US LLP]

November 14, 2012

Board of Directors

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Ladies and Gentlemen:

We are acting as counsel to Dell Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 20,200,000 shares (the “Shares”) of common stock, par value $.01 per share, of the Company, issuable pursuant to the exercise of stock options granted under the Quest Software, Inc. 1999 Stock Incentive Plan, the Quest Software, Inc. 2001 Stock Incentive Plan, the V-Kernel Corporation 2007 Equity Incentive Plan and the Quest Software, Inc. 2008 Stock Incentive Plan (collectively, the “Plans”) and assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of June 30, 2012 (the “Merger Agreement”), by and among the Company, Diamond Merger Sub Inc. and Quest Software, Inc. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Board of Directors Dell Inc.	Page 2	November 14, 2012

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (a) effectiveness of the Registration Statement, (b) issuance of the Shares pursuant to the terms of the applicable Plan and the award agreements thereunder, as amended by the Merger Agreement, and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the applicable Plan and the award agreements thereunder, as amended by the Merger Agreement, the Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP